Exhibit 10.8

FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE (THIS “AGREEMENT”), dated as of October __, 2009, between 390 PARK AVENUE ASSOCIATES, LLC, a Delaware limited liability company, having an address at c/o RFR Holding LLC, 390 Park Avenue, 3rd Floor, New York, New York 10022 (“Landlord”), and THOMAS WEISEL PARTNERS GROUP INC., a Delaware corporation, having an office at One Montgomery Street, San Francisco, CA 94104 (“Tenant”).

WITNESSETH:

WHEREAS, Landlord and Tenant (as successor to Thomas Weisel Partners Group LLC) are parties to a lease dated as of May 5, 1999, as amended by (i) Letter Agreement dated as of June 3, 1999, (ii) Lease Amendment dated as of October 1, 1999 (the “Storage Amendment”) and (iii) Third Lease Amendment dated as of May 3, 2000 (the “Third Amendment”) (as so amended, the “Lease”), for the entire 2nd, 14th, 15th, 16th, and 17th floors (the 14th floor being hereinafter referred to as the “Extension Premises”), and certain storage space (together with the Extension Premises, the “Premises”) in the building located at 390 Park Avenue, New York, New York (the “Building”);

WHEREAS, Landlord and Tenant desire to amend the Lease to (i) extend the Term of the Lease with respect to the Extension Premises and (ii) otherwise amend the Lease, all on the terms and conditions provided in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, Landlord and Tenant agree as follows:

1.           Capitalized Terms. All capitalized terms used in this Agreement which are not otherwise defined herein shall have the meanings ascribed to them in the Lease.

2.           Extension of Term; Second Floor Space. The Expiration Date of the Lease with respect to the Extension Premises and floors 15, 16 and 17 is presently January 31, 2010. The Term of the Lease with respect to the Extension Premises only is hereby extended from February 1, 2010 through July 31, 2016 (the “Extension Term”).  In addition, the Term of the Lease with respect to the Second Floor Space shall be extended from January 1, 2016 through July 31, 2016 (the “Second Floor Extension Term”), on all of the terms of the Lease applicable to the Second Floor Space.  The lease of the balance of the Premises shall expire, as scheduled, on January 31, 2010.  On or before January 31, 2010, Tenant shall vacate, surrender and deliver possession to Landlord of the balance of the Premises in the condition required by the Lease.  Subject to the provisions of Paragraph 6 below, Landlord hereby confirms that, as provided in Section 4.02(d) of the Lease, there are no non-customary improvements in floors 14, 15, 16 or 17 as of the date hereof.

3.           Condition of Premises.  1)  Tenant is in possession of and is fully familiar with the condition of the Premises and Landlord shall have no obligation to perform any additional work or make any installations in order to prepare the Premises for Tenant’s continued occupancy; provided the foregoing shall not relieve Landlord of any ongoing repair and maintenance obligations set forth in the Lease.

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(b)           Landlord shall reimburse Tenant for the cost of Tenant’s Alterations to be performed by Tenant in the Extension Premises during the Extension Term (the “Extension Premises Work”) in an amount (the “Landlord’s Contribution”) equal to the lesser of (i) $160,500 and (ii) the actual cost of the Extension Premises Work, in accordance with the terms, provisions and procedures set forth in Section 8.03 of the Lease, except as set forth below.  For purposes of this Section 3(b), references in Section 8.03 of the Lease to Initial Tenant Work shall be deemed to refer to the Extension Premises Work and references to Landlord’s Contribution shall mean Landlord’s Contribution for the Extension Premises Work.  Notwithstanding the provisions of Section 8.03 of the Lease (A) Landlord shall reimburse Tenant for the full amount of each requisition of Landlord’s Contribution (but subject to the 10% retainage) within 30 days following delivery to Landlord of the Documentation and the provisions in Section 8.03 providing for a pro rata funding between Landlord and Tenant shall be inapplicable to Landlord’s Contribution and (B) if Tenant has not engaged an architect for the Extension Premises Work, then the certificate referred to in Section 8.03(B)(y) and in clause (1) of the Lease may be given solely by an officer of Tenant.

4.           Fixed Rent. 2)  Tenant shall continue to pay Fixed Rent for the Premises (other than the Second Floor Space) through January 31, 2010 in accordance with the provisions of the Lease.  During the Extension Term, Tenant shall pay Fixed Rent for the Extension Premises in the amount of (i) $1,123,500 per annum ($93,625 per month) from February 1, 2010 through April 30, 2013 and (ii) $1,177,000 per annum ($98,083.33 per month) thereafter through and including the new Expiration Date. Tenant shall continue to pay Fixed Rent for the Second Floor Space in accordance with the Third Amendment through July 31, 2016 in accordance with the provisions of the Third Amendment.

(b)           Provided that an Event of Default shall not be continuing under the Lease (as amended by this Agreement), Tenant shall be entitled to an abatement of Fixed Rent for the Extension Premises only for the months of February and March 2010.

5.           Additional Rent. During the Extension Term, Tenant shall continue to pay increases for Taxes and Operating Expenses for the Extension Premises under Article 2 of the Lease, except that from and after February 1, 2010, (i) the Base Tax Amount shall be the Taxes payable for the period commencing on July 1, 2010 and ending on June 30, 2011, (ii) the Base Operating Year shall be the calendar year 2010 and (iii) Tenant’s Tax Share and Tenant’s Operating Share shall each be 4.4%.  During the Second Floor Extension Term, Tenant shall continue to pay increases for Taxes and Operating Expenses for the Second Floor Space under the Third Amendment.

6.           Electricity.  During the Extension Term and the Second Floor Extension Term, Tenant shall continue to pay for electricity for the Extension Premises and for the Second Floor Space (including for the electricity used to operate Tenant’s supplemental air-conditioning equipment) in accordance with Section 2.07 of the Lease.  Prior to the commencement of the Extension Term, Tenant, at its expense, shall perform any work required to enable each floor comprising the Premises to receive and have electricity measured independently of any other space in the Building.

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7.           Brokerage. Landlord and Tenant each represents and warrants to the other that it has not dealt with any broker in connection with this Agreement other than RFR Realty LLC (“Agent”), Cushman & Wakefield Inc. (“C&W”) and Montgomery Advisors (“Montgomery”). The execution and delivery of this Agreement by the parties shall be conclusive evidence that they have relied upon the foregoing representations and warranties. Landlord shall pay Agent and C&W their commissions pursuant to separate agreements.  Tenant shall pay Montgomery its commission pursuant to separate agreement.  Landlord and Tenant shall indemnify and hold harmless the other party from and against any and all claims for commission, fee or other compensation arising from a breach of such representations and agreements by the indemnitor, and for any and all costs incurred by the indemnitee in connection with such claims, including, without limitation, reasonable attorneys’ fees and disbursements. This provision shall survive the expiration or earlier termination of the Lease.

8.           Storage Space. The lease of the existing Storage Space shall expire on January 31, 2010.  Landlord leases to Tenant and Tenant leases from Landlord the storage space shown hatched on the plan annexed to this Agreement as Schedule A (the “New Storage Space”) for the Extension Term, on all of the terms, provisions and conditions set forth in the Storage Amendment, except as set forth below:

(a)           Landlord, at Tenant’s expense, shall demise the New Storage Space, provided that Tenant shall not be obligated to contribute more than $25,000 toward the cost of such work.  Otherwise, the provisions of Paragraph 2(b) of the Storage Amendment shall apply to the New Storage Space.

(b)           The Fixed Rent payable for the New Storage Space shall be payable as follows:

(i)           $18,535.23 per annum ($1,544.60 per month) from February 1, 2010 through January 31, 2011;

(ii)          $19,091.29 per annum ($1,590.94 per month) from February 1, 2011 through January 31, 2012;

(iii)         $19,664.03 per annum ($1,637.00 per month) from February 1, 2012 through January 31, 2013;

(iv)         $20,253.95 per annum ($1,687.83 per month) from February 1, 2013 through January 31, 2014;

(v)          $20,861.57 per annum ($1,738.46 per month) from February 1, 2014 through January 31, 2015;

(vi)         $21,487.42 per annum ($1,790.62 per month) from February 1, 2015 through January 31, 2016; and

(vii)        $22,132.04 per annum ($1,844.34 per month) from February 1, 2016 through the Expiration Date.

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(c)           Tenant shall not be obligated to pay for increases in Taxes or Operating Expenses with respect to the New Storage Space.

9.           Options to Renew. The renewal rights contained in Section 10.01 of the Lease and in the Third Amendment are hereby deleted with respect to the Extension Premises and the Second Floor Space, respectively.  Tenant shall have two options to renew the Term of the Lease for the entire Premises (as then constituted) as follows:

Provided that (i) the Lease (as amended by this Agreement) shall be in full force and effect as of the date of the Renewal Notice (as hereinafter defined) and as of the Expiration Date (as the same may be extended for the first Renewal Term), (ii) there shall not then be existing an Event of Default under the Lease (as amended by this Agreement) and (iii) the named Tenant, its Affiliates and any Desk Space User pursuant to Section 5.01(d) of the Lease shall be in actual physical occupancy of at least 75% of the rentable area of the Premises then demised to Tenant under the Lease on the date of each Renewal Notice and upon the commencement of the applicable Renewal Term, Tenant shall have two options to extend the Term of the Lease with respect to all of the Premises (as then constituted), each for a period of five years (each, a “Renewal Term”). Such options shall be exercisable by written notice (each, a “Renewal Notice”) to Landlord given not later than twelve (12) months prior to the then Expiration Date. Notwithstanding the preceding sentence, Landlord, in its sole discretion, may waive any default by Tenant and no such default may be used by Tenant to negate the effectiveness of Tenant’s exercise of this option.  Each Renewal Term shall constitute an extension of the Term of the Lease with respect to the Premises (as then constituted) and shall be upon all of the same terms and conditions as the then existing Term, except that (A) there shall be no further option to renew the Term of the Lease after the second Renewal Term, (B) Landlord shall not be required to furnish any materials or perform any work to prepare the Premises for Tenant’s continued occupancy and Landlord shall not be required to reimburse Tenant for any Alterations made or to be made by Tenant to the Premises, and (C) the Fixed Rent for the Renewal Term shall be payable at a rate per annum equal to the Fair Market Rent of the Premises as of the first day of such Renewal Term, as determined in accordance with Section 10.02 of the Lease.

10.           Right of First Offer.  3)  As used herein:

“Available” means, as to any space, that such space is vacant and free of any present or future possessory right now existing in favor of any third party.  Anything to the contrary contained herein notwithstanding, Tenant’s right of first offer pursuant to this Section 10 is subordinate to any right of offer, right of first refusal, renewal right or similar right or option in favor of any third party existing as of the date of this Agreement.  In addition, such space shall not be deemed Available and Landlord shall not be obligated to notify Tenant of the Availability of such space (A) if Landlord is negotiating an extension of a lease with an existing tenant or occupant of such space, and Landlord shall be free to enter into any such extension or lease or (B) if Landlord intends to lease either or both floors comprising the Offer Space as part of a block of office space containing at least one other floor  of office space or (C) with respect to the 15th floor of the Building, until after the initial leasing of such floor after the date of this Agreement, Tenant acknowledging that such floor is being surrendered by Tenant and that Landlord may lease all or any portion of such space on whatever terms Landlord  may deem appropriate.

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“Offer Space” means the entire 13th floor and the entire 15th floor of the Building.

(b)           Provided (i) the Lease (as amended by this Agreement) shall be in full force and effect, (ii) there shall not then be existing an Event of Default under the Lease (as amended by this Agreement), and (iii) the named Tenant, its Affiliates and any Desk Space User pursuant to Section 5.01(d) of the Lease shall be in actual physical occupancy of at least 75% of the rentable area of the Premises then demised under the Lease, if at any time during the Term, either the Offer Space becomes, or Landlord reasonably anticipates that the Offer Space will become, Available, Landlord shall give to Tenant notice (an “Offer Notice”) thereof, specifying (A) the floor(s) comprising such Offer Space and the rentable square footage thereof, (B) Landlord’s determination of the Fair Market Rent for such Offer Space (“Landlord’s Offer Space Determination”), (C) the date or estimated date that such Offer Space has or shall become Available (the “Anticipated Inclusion Date”), (D) the term of the lease of the Offer Space, (E) the real estate tax and other escalations for such Offer Space and (F) any free rent, work allowances, Landlord’s work or other concessions being offered by Landlord for the Offer Space.

(c)           Provided that on the date that Tenant exercises the Offer Space Option and on the Offer Space Inclusion Date (as hereinafter defined) the conditions set forth in Section 10 (b)(i) through (iii) are met, Tenant shall have the option (the “Offer Space Option”), exercisable by notice (an “Acceptance Notice”) given to Landlord on or before the date that is ten (10) Business Days after the giving of the Offer Notice (time being of the essence) to include the Offer Space in the Premises.  Tenant shall notify Landlord in the Acceptance Notice whether Tenant accepts or disputes Landlord’s Offer Space Determination, and if Tenant disputes Landlord’s Offer Space Determination, the Acceptance Notice shall set forth Tenant’s good faith determination of the Fair Market Rent for such Offer Space (“Tenant’s Offer Space Determination”).  If Tenant fails to object to Landlord’s Offer Space Determination in the Acceptance Notice and to set forth therein Tenant’s Offer Space Determination, then Tenant shall be deemed to have accepted Landlord’s Offer Space Determination as the Fair Market Rent for such Offer Space.

(d)           If Tenant timely delivers the Acceptance Notice, then, on the date on which Landlord delivers vacant possession of the Offer Space to Tenant (the “Offer Space Inclusion Date”), the Offer Space shall become part of the Premises, upon all of the terms and conditions set forth in the Lease, except (i) Fixed Rent shall be equal to the Fair Market Rent, (ii) Tenant’s Tax Share and Tenant’s Operating Share shall be increased to reflect the addition of the Offer Space, with the base years for the Offer Space as set forth in the Offer Notice, (iii) Landlord shall not be required to perform any Landlord’s work or any other work, pay a Landlord’s contribution or a work allowance or any other amount, or render any services to make the Building or the Offer Space ready for Tenant’s use or occupancy, and Tenant shall accept the Offer Space in its “as is” condition on the Offer Space Inclusion Date, except as may otherwise be set forth in the Offer Notice, (iv) the term of the lease of the Offer Space shall be as set forth in the Offer Notice and (v) as may be otherwise set forth in the Offer Notice.

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(e)           If in the Acceptance Notice Tenant disputes Landlord’s Offer Space Determination, and Landlord and Tenant fail to agree as to the amount thereof within 20 days after the giving of the Acceptance Notice (the “Dispute Period”), then the dispute shall be resolved by arbitration as set forth in Section 10.02(e) of the Lease, in the same manner as if there was a dispute in determining Fixed Rent for a Renewal Term.  If the dispute shall not have been resolved on or before the Offer Space Inclusion Date, then pending such resolution, Tenant shall pay, as Fixed Rent for the applicable Offer Space, an amount equal to Landlord’s Offer Space Determination.  If such resolution shall be in favor of Tenant, then within 30 days after the final determination of Fair Market Rent, Landlord shall refund to Tenant any overpayment.

(f)           If Landlord is unable to deliver possession of the Offer Space to Tenant for any reason on or before the Anticipated Inclusion Date, the Offer Space Inclusion Date shall be the date on which Landlord is able to so deliver possession and Landlord shall have no liability to Tenant therefor and the Lease shall not in any way be impaired.  This subsection (f) constitutes “an express provision to the contrary” within the meaning of Section 223-a of the New York Real Property Law and any other law of like import now or hereafter in effect.

(g)           If Tenant fails timely to give an Acceptance Notice, then (i) Landlord may enter into one or more leases of the particular Offer Space with respect to which Tenant did not give an Acceptance Notice with third parties on such terms and conditions as Landlord shall determine, the Offer Space Option with respect only to the particular Offer Space that was the subject of the Offer Notice shall be null and void and of no further force and effect and Landlord shall have no further obligation to offer such Offer Space to Tenant, and (ii) Tenant shall, as soon as reasonably practicable after demand by Landlord, execute an instrument reasonably satisfactory to Landlord and Tenant confirming Tenant’s waiver of, and extinguishing, the Offer Space Option with respect only to the particular Offer Space that was the subject of the Offer Notice.

(h)           Promptly after the occurrence of the Offer Space Inclusion Date, Landlord and Tenant shall confirm the occurrence thereof and the inclusion of the Offer Space in the Premises by executing an instrument reasonably satisfactory to Landlord and Tenant; provided, that failure by Landlord or Tenant to execute such instrument shall not affect the inclusion of the Offer Space in the Premises in accordance with this Section 10.

11.           Notices. Section 9.01 of the Lease is amended to provide that all notices (A) to Landlord be sent to Landlord at c/o RFR Holding LLC, 390 Park Avenue, 3rd Floor, New York, New York 10022, Attn: General Counsel, with a copy to each of (i) RFR Realty LLC, 400 Park Avenue, New York, New York 10022, Attention: President, (ii) Loeb & Loeb LLP, 345 Park Avenue, New York, New York 10154, Attn: Raymond A. Sanseverino, Esq. and (iii) any Superior Lessor or Superior Mortgagee who may have requested the same and (B) to Tenant be sent to Tenant at (i) the Premises, Attention: ______________ and (ii) One Montgomery Street, 37th Floor, San Francisco CA 94104, Attention: Real Estate Notices/CFO.

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12.           Security Deposit.  4) As security for the continued performance of Tenant’s obligations under the Lease (as amended by this Agreement), Landlord shall continue to hold the Security Deposit delivered by Tenant and presently held by Landlord under the Lease.

(b)           Section 2.09(c)(i), (ii) and (iv) are hereby deleted in their entirety, so that in no event shall Tenant have any right to cause the Security Deposit to be reduced, and all references to “Security Reduction Period”, “Security Reduction Date” and “Security Reduction Notice” are no longer applicable.

(c)           Section 2.09(c)(iii) is hereby deleted in its entirety and the following substituted therefor:

“For each and every fiscal year of Tenant during the Term of this Lease, Tenant shall deliver to Landlord within ninety (90) days following the end of such fiscal year, Tenant’s audited financial statements prepared in accordance with GAAP by Tenant’s independent certified public accountants.  If Tenant’s assets minus liabilities (i.e., net worth or equity) falls below $90 million on a GAAP basis, as presented in Tenant’s audited financial statements, then the Security Deposit shall be increased to six (6) months of the then escalated Fixed Rent payable pursuant to this Lease, by Tenant depositing with Landlord either (A) cash or (B) a supplemental or a new letter of credit meeting the same requirements set forth in Section 2.09(a).”

13.           Deletions and Amendments. Effective on the date of this Agreement, in addition to the other provisions of the Lease which have been amended by this Agreement or have otherwise been deleted, the following provisions of the Lease are deleted or are hereafter inapplicable to the Premises: Sections 1.06 and 1.07 and Article 8 (except to the extent Section 8.03 has been incorporated in this Agreement).

14.           Confidentiality. Tenant and Tenant’s partners, officers, directors, principals, members, and employees shall maintain the terms and conditions of this Agreement confidential and, without Landlord’s prior written consent, shall neither discuss nor disclose the terms and conditions of this Agreement with any tenant or occupant of the Building or with any other person, other than (i) the Broker, (ii) the attorneys who are representing Tenant in connection with this Agreement, (iii) Tenant’s accountants and financial consultants and (iv) any proposed subtenant of the Premises or assignee of the Lease and any broker in connection therewith (and only if and to the extent such other parties are informed by Tenant of the confidential nature of this Agreement and shall agree to act in accordance with the provisions of this section), or if required to do so to enforce the terms of the Lease, or as may otherwise be required to be disclosed by law or judicial process or as reasonably determined by Tenant to be necessary or advisable in connection with any regulatory filings, including filings with the Securities and Exchange Commission.

15.           No Oral Modification. This Agreement may not be changed or terminated orally, but only by an agreement in writing signed by Landlord and Tenant.

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16.           Delivery. This Agreement is offered for signature by Tenant and it is understood that this Agreement shall not be binding upon Landlord unless and until Landlord shall have executed and delivered a fully executed copy of this Agreement to Tenant.

17.           Counterparts. This Agreement may be executed in one or more counterparts all of which, taken together, shall constitute one original instrument.

18.           Ratification. Except as modified by this Agreement, the provisions of the Lease are confirmed and approved and shall continue in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Agreement as of the day and year first above written.

390 PARK AVENUE ASSOCIATES, LLC

By:     ________________________________

Aby Rosen

Managing Member

THOMAS WEISEL PARTNERS GROUP INC.

By:  /s/ Shaugn Stanley

Name: Shaugn Stanley

Title: Chief Administrative Officer